Exhibit 99.1

News Release

NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Reports 2013 Full Year and Fourth Quarter Results

•	Full year net sales increased 4.3% to $825 million

•	Full year net income as adjusted increased 6.1% to $34 million

•	Full year diluted adjusted EPS increased 6.4% to $1.00

•	Full year free cash flow increased 95% to $66 million

•	Increasing quarterly dividend 44% from $0.09 to $0.13 per share

•	Returning $40 million of cash to shareholders through repurchases of common stock in 2014

February 20, 2014, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the full year and fourth quarter ended December 31, 2013.

Summary

	Quarter Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in thousands, except per share data)
Net sales	$211,286	$214,008	(1.3)%	$825,210	$791,188	4.3%
Gross profit	$49,902	$57,190	(12.7)%	$217,628	$215,281	1.1%
Gross profit margin	23.6%	26.7%		26.4%	27.2%
Income before taxes	$4,273	$13,788	(69.0)%	$39,391	$47,341	(16.8)%
Net Income:
Income	$3,319	$8,521	(61.0)%	$26,002	$29,962	(13.2)%
Income per diluted share	$0.10	$0.25	(60.0)%	$0.76	$0.88	(13.6)%
Gross profit as adjusted*	$58,005	$57,261	1.3%	$228,819	$216,402	5.7%
Gross profit margin as adjusted*	27.5%	26.8%		27.7%	27.4%
Income before taxes as adjusted*	$13,665	$14,126	(3.3)%	$53,305	$51,014	4.5%
Net income as adjusted*:
Income	$8,751	$8,899	(1.7)%	$34,115	$32,139	6.1%
Income per diluted share	$0.26	$0.26	—%	$1.00	$0.94	6.4%

*	Details regarding the pre-tax adjusted charges are provided on the Reconciliations of Non-GAAP Financial Measures included in this release.

•	Net sales for the fourth quarter of 2013 were $211.3 million compared to $214.0 million for the fourth quarter of 2012.

•	The gross profit margin as adjusted was 27.5% for the fourth quarter of 2013 compared to 26.8% for the fourth quarter of 2012.

•	Net income per diluted share as adjusted was $0.26 for the fourth quarter of 2013 and the fourth quarter of 2012.

•	Net sales for the full year of 2013 were $825.2 million compared to $791.2 million for the full year of 2012.

•	The gross profit margin as adjusted was 27.7% for the full year of 2013 compared to 27.4% for the full year of 2012.

•	Net income per diluted share as adjusted increased 6.4% to $1.00 for the full year of 2013 compared to $0.94 for the full year of 2012.

President and Chief Executive Officer John C. Orr said, “We are pleased with the consistent financial improvement of the Company in 2013. Although we saw less strength in the fourth quarter results due to softer sales volumes and transportation difficulties, our full year results showed a 6.4% improvement in diluted adjusted earnings per share. Our restructuring of our Lawn and Garden Segment, the strong contribution of our recent acquisitions of Novel and Jamco, new product introductions and productivity gains were the key ingredients to improvement. In addition, we delivered a strong 95% increase in free cash flow year-over-year. Inventory management, strong collections and terms management were the consistent focus in 2013.”

“We continue to use a balanced approach to capital allocation. We continue to invest in new products and end markets that will improve shareholder value. As we announced this morning, we are returning value to shareholders who continue to hold our stock. The Board of Directors has approved a $40 million share repurchase which is expected to be completed in 2014. In addition, the quarterly dividend will be increased 44% to $0.13 per share. These combined actions reflect our positive outlook for our business and strong cash flow generation.”

Segment Results

The results below are as adjusted and exclude restructuring and other unusual pre-tax charges as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

Net sales in the Material Handling Segment for the full year of 2013 were $322.9 million compared to $286.0 million for the full year of 2012. Most of the increase in sales was due to the acquisitions of Novel and Jamco which took place in July and October of 2012, respectively. Material Handling’s adjusted income before taxes was $41.3 million for the full year of 2013 compared to $47.7 million for the full year of 2012. The decline was due to a change in both customer and product mix.

The Material Handling’s net sales for the fourth quarter of 2013 were $83.1 million compared to $84.4 million for the fourth quarter of 2012. The fourth quarter of 2012 benefited from some sizeable non-recurring project sales. Material Handling’s adjusted income before taxes was $9.7 million for the fourth quarter of 2013 compared to $12.8 million for the fourth quarter of 2012. The decrease in adjusted income before taxes was mostly the result of higher selling, general and administrative expenses due to increased royalty, information technology upgrades and employee related expenses. Customer and product mix also contributed to the year-over-year decrease.

Net sales in the Lawn and Garden Segment for the full year of 2013 were $204.9 million compared to $205.8 million for the full year of 2012. Lawn and Garden’s adjusted income before taxes for the full year of 2013 increased 237% to $11.8 million from $3.5 million for the full year of 2012. The significant year-over-year improvement reflected savings from phase one of our restructuring project, additional cost reductions resulting from productivity and raw material cost savings and new product introductions.

The Lawn and Garden Segment net sales for the fourth quarter of 2013 were $58.7 million compared to $58.8 million for the fourth quarter of 2012. Lawn and Garden’s adjusted income before taxes for the fourth quarter of 2013 increased 39% to $5.3 million from $3.8 million for the fourth quarter of 2012, due to savings from the restructuring project, productivity improvements and raw material cost savings.

Net sales in the Distribution Segment for the full year of 2013 were $177.4 million compared to $176.6 million for the full year of 2012. Sales of new products and market share gains in equipment sales led to the increase in sales year over year. Distribution’s adjusted income before taxes for the full year of 2013 was $14.6 million compared to $14.7 million for the full year of 2012.

The Distribution Segment’s net sales for the fourth quarter of 2013 were $43.9 million compared to $44.7 million for the fourth quarter of 2012. Softer demand from international customers more than offset increased new product sales domestically. Distribution’s adjusted income before taxes for the fourth quarter of 2013 was $3.6 million compared to $3.2 million for the fourth quarter of 2012. Lower selling, general and administrative expenses, due partially to headcount reductions, contributed to the increase in adjusted income before taxes year-over-year.

On January 30, 2014, the Company announced it would be closing the Distribution Segment’s Canadian distribution branches. In 2013, sales from those branches were approximately $7.5 million and profitability was negligible.

Net sales in the Engineered Products Segment for the full year of 2013 were $137.7 million compared to $141.7 million for the full year of 2012. Strong sales in the marine and recreational vehicle markets were more than offset by decreased sales of custom products as compared to 2012, partially due to a strategic focus on more profitable business within the segment. Engineered Products’ adjusted income before taxes for the full year of 2013 was $15.5 million compared to $15.7 million for the full year of 2012.

The Engineered Products Segment net sales for the fourth quarter of 2013 were $29.3 million compared to $30.1 million for the fourth quarter of 2012. Engineered Products’ adjusted income before taxes for the fourth quarter of 2013 was $1.8 million compared to $2.4 million for the fourth quarter of 2012.

Other Financial Items

For the year ended December 31, 2013, free cash flow increased 95% to $66.1 million compared to $33.8 million for the year ended December 31, 2012. The significant improvement reflected successful initiatives put in place to better manage working capital.

Capital expenditures totaled $30.0 million for the year ended December 31, 2013 and are forecasted to be approximately $35 million to $40 million in 2014.

During the fourth quarter of 2013, the Company amended its loan agreement. The new agreement provides for a $200 million senior revolving credit facility, which replaced the existing $180 million facility.

The Company announced today that it is raising its quarterly dividend 44% to $0.13 per share.

The Company purchased $8.1 million of common stock in the year ended December 31, 2013.

The Company also announced today that the board of directors has authorized additional share repurchases of $40 million of common stock with expectations for the share repurchases to be completed in 2014.

2014 Outlook

“The first quarter of 2014 will be impacted by weather and transportation challenges. However, we anticipate that our full year 2014 results will show another consistent year of profit improvement and increased shareholder value. New product introductions, margin improvement through productivity gains such as phase two of the Lawn and Garden Segment project, material substitutions and elimination of low margin business and reliable cash flow generation are all expected to deliver continued consistent improved results.” Orr said.

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, February 20, 2014 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. A live and archived webcast of the conference call can be accessed from the Investor Relations section of the Company’s website at www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived telephone replay of the call will also be available on the site shortly after the event. To listen to the telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcode is Conference ID #13575688.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

(Dollars in thousands, except share data)

	For the Quarter Ended		For the Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$211,286	$214,008	$825,210	$791,188
Cost of sales	161,384	156,818	607,582	575,907

Gross profit	49,902	57,190	217,628	215,281
Selling, general and administrative expenses	44,407	42,215	173,695	163,425

Operating income	5,495	14,975	43,933	51,856
Interest expense, net	1,222	1,187	4,542	4,515

Income before income taxes	4,273	13,788	39,391	47,341
Income tax expense	954	5,267	13,389	17,379

Net income	$3,319	$8,521	$26,002	$29,962

Income per common share:
Basic	$0.10	$0.25	$0.77	$0.89
Diluted	$0.10	$0.25	$0.76	$0.88
Weighted Average Common Shares Outstanding
Basic	33,656,673	33,646,031	33,588,720	33,597,020
Diluted	34,204,594	34,119,301	34,043,425	34,109,232

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

CONDENSED CONSOLIDATED GROSS PROFIT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Gross Profit as reported	$49,902	$57,190	$217,628	$215,281
Restructuring and other adjustments in cost of sales
Material Handling Segment	—	—	178	—
Lawn & Garden Segment	8,050	—	10,957	—
Engineered Products Segment	53	71	56	1,121

Gross Profit as adjusted	$58,005	$57,261	$228,819	$216,402

Note on Reconciliation of Income and Earnings Data: Gross profit excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that gross profit excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses gross profit excluding these items as well as other financial measures in connection with its decision-making activities. Gross profit excluding these items should not be considered in isolation or as a substitute for gross profit prepared in accordance with GAAP. The Company’s method for calculating gross profit excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Net Sales
Material Handling	$83,086	$84,362	(1.5)%	$322,854	$285,994	12.9%
Lawn and Garden	58,733	58,806	(0.1)%	204,890	205,814	(0.4)%
Distribution	43,864	44,654	(1.8)%	177,412	176,645	0.4%
Engineered Products	29,342	30,080	(2.5)%	137,745	141,658	(2.8)%
Inter-company Sales	(3,739)	(3,894)		(17,691)	(18,923)

Total	$211,286	$214,008	(1.3)%	$825,210	$791,188	4.3%

Income (Loss)
Before Income Taxes
Material Handling	$9,682	$12,580	(23.0)%	$41,076	$47,483	(13.5)%
Lawn and Garden	(3,805)	3,588	(206.0)%	(1,540)	2,905	(153.0)%
Distribution	3,455	3,686	(6.3)%	14,448	14,838	(2.6)%
Engineered Products	1,583	2,309	(31.4)%	15,296	14,481	5.6%
Corporate	(6,642)	(8,375)		(29,889)	(32,366)

Total	$4,273	$13,788	(69.0)%	$39,391	$47,341	(16.8)%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions, except per share data)

	Quarter Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Material Handling
Income before taxes as reported	$9.7	$12.6	$41.1	$47.5
Restructuring expenses	0.0	0.2	0.2	0.2

Income before taxes as adjusted	9.7	12.8	41.3	47.7
Lawn and Garden
Income (loss) before taxes as reported	(3.8)	3.6	(1.5)	2.9
Restructuring expenses and other adjustments	9.1	0.2	11.4	0.6
Loss on disposal of assets	0.0	0.0	0.6	0.0
Depreciation recapture	0.0	0.0	1.3	0.0

Income before taxes as adjusted	5.3	3.8	11.8	3.5
Distribution
Income before taxes as reported	3.5	3.7	14.4	14.8
Restructuring expenses	0.1	0.0	0.2	0.7
Gain on building sale	0.0	(0.5)	0.0	(0.8)

Income before taxes as adjusted	3.6	3.2	14.6	14.7
Engineered Products
Income before taxes as reported	1.6	2.3	15.3	14.5
Restructuring expenses	0.2	0.1	0.2	1.2

Income before taxes as adjusted	1.8	2.4	15.5	15.7
Corporate and interest expense
Income (loss) before taxes as reported	(6.7)	(8.4)	(29.9)	(32.4)
Severance and other	0.0	0.3	0.0	1.8

Loss before taxes as adjusted	(6.7)	(8.1)	(29.9)	(30.6)
Consolidated
Income before taxes as reported	4.3	13.8	39.4	47.3
Restructuring expenses and other adjustments	9.4	0.3	13.9	3.7

Income before taxes as adjusted	13.7	14.1	53.3	51.0
Income taxes	4.9	5.2	19.2	18.9

Net Income as adjusted	$8.8	$8.9	$34.1	$32.1

Adjusted earnings per diluted share	$0.26	$0.26	$1.00	$0.94

Note: Numbers in the Corporate and interest expense section above may be rounded for presentation purposes.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	December 31, 2013	December 31, 2012
Assets
Current Assets
Cash	$6,539	$3,948
Accounts receivable, net	112,459	115,508
Inventories	106,524	107,502
Other	9,388	12,638

Total Current Assets	234,910	239,596
Other Assets	85,069	94,777
Property, Plant, & Equipment, Net	149,478	150,483

Total Assets	$469,457	$484,856

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$98,263	$72,417
Accrued expenses	52,320	42,060

Total Current Liabilities	150,583	114,477
Long-term debt	44,347	92,814
Other liabilities	14,687	17,865
Deferred income taxes	24,333	29,678
Total Shareholders’ Equity	235,507	230,022

Total Liabilities & Shareholders’ Equity	$469,457	$484,856

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

(Dollars in thousands)

	December 31, 2013	December 31, 2012
Cash Flows From Operating Activities
Net income	$26,002	$29,962
Items not affecting use of cash
Depreciation	33,709	29,667
Amortization of intangible assets	3,563	3,052
Amortization of deferred financing costs	373	288
Non-cash stock compensation	2,557	2,708
Provision for (recovery of) loss on accounts receivable	1,098	(543)
Deferred taxes	(3,934)	1,052
Other long-term liabilities	709	4,057
Loss (gain) from asset disposition	749	(1,085)
Tax benefit from options	(389)	—
Cancellation and terminations of share grants	—	253
Other	202	50
Payments for long-term incentive compensation	(1,719)	(333)
Cash flow provided by (used for) working capital, net of acquisitions:
Accounts receivable	(716)	(2,002)
Inventories	(1,585)	(2,780)
Prepaid expenses	581	(2,119)
Accounts payable and accrued expenses	34,868	(1,475)

Net cash provided by operating activities	96,068	60,752

Cash Flows From Investing Activities
Capital expenditures	(30,001)	(26,977)
Acquisition of business, net of cash acquired	(600)	(18,543)
Proceeds from sale of property, plant and equipment	933	3,086
Other	(273)	(50)

Net cash used for investing activities	(29,941)	(42,484)

Cash Flows From Financing Activities
Proceeds from long-term debt	11,000	—
Repayment of long-term debt	(35,000)	(27,258)
Net (repayments of) borrowing on credit facility	(24,492)	17,700
Cash dividends paid	(9,103)	(13,006)
Proceeds from issuance of common stock	5,806	3,122
Tax benefit from options	389	—
Cancellations and terminations of share grants	—	(253)
Repurchase of common stock	(8,096)	(4,204)
Shares withheld for employee taxes on equity awards	(684)	—
Deferred financing costs	(608)	—

Net cash used for financing activities	(60,788)	(23,899)

Foreign Exchange Rate Effect on Cash	(2,748)	2,778

Net increase (decrease) in cash	2,591	(2,853)
Cash at January 1	3,948	6,801

Cash at December 31	$6,539	$3,948